Exhibit 23.2

Consent of Independent Auditor

Investors Mortgage Holdings Inc.
Scottsdale, Arizona

We hereby consent to the use in the amendment no. 1 to Form S-4 of our report dated April 30, 2009, relating to the consolidated financial statements of Investor Mortgage Holdings Inc. as of and for the years ended December 31, 2008, 2007 and 2006, which report appears in Amendment No. 1 to the Form S-4 of IMH Financial Corporation dated January 15, 2010, and to the reference to our firm under the heading “EXPERTS” in the consent solicitation/prospectus. Our report describes an uncertainty related to going concern.

/S/ CLIFTON GUNDERSON LLP

January 14, 2010
Phoenix, Arizona